Exhibit 99.1

NUVERRA ANNOUNCES SECOND QUARTER 2021 RESULTS

HOUSTON, TX (August 19, 2021) - Nuverra Environmental Solutions, Inc. (NYSE American: NES) (“Nuverra” or the “Company”) today announced financial and operating results for the second quarter and six months ended June 30, 2021.
SUMMARY OF FINANCIAL RESULTS
•Revenue for the second quarter of 2021 was $24.8 million compared to $24.5 million for the second quarter of 2020.
•Net loss for the second quarter of 2021 was $3.9 million compared to a net loss of $6.8 million for the second quarter of 2020, primarily due to a gain of $4.0 million on the forgiveness of our Paycheck Protection Program (“PPP”) loan.
•Adjusted EBITDA for the second quarter of 2021 was a loss of $0.2 million compared to a profit of $2.5 million for the second quarter of 2020, mostly driven by higher operating costs which include fuel and driver costs.
•Total liquidity available as of June 30, 2021 was $12.4 million including $5.0 million available under the Company’s undrawn operating line of credit.
•Principal payments on debt and finance lease payments during the six months ended June 30, 2021 totaled $1.6 million.
•The Company invested $1.3 million in gross capital expenditures during the six months ended June 30, 2021.
“As we climb out of the activity decline caused by the COVID-19 pandemic, we continue our ongoing efforts to lower our cost structure. To better reflect the markets we serve, we are taking steps to rationalize our fleet and facility footprint and continuing our work on increasing efficiency in our service dispatch processes and other back office systems. We expect our G&A expense to be lower in the second half of 2021. While we are focused on recovering pricing lost during the COVID-19 induced downturn, we face significant inflationary pressures that offset those hard fought price increases, including higher wage costs due to competition for employees and fuel prices. Finally, I would like to recognize that throughout all of the changes our industry has undergone, the people at Nuverra continue to safely execute excellent customer service. I would like to thank all of the great people at Nuverra for their hard work, dedication and focus throughout all of the challenges we have faced over the past year.” said Pat Bond, Chief Executive Officer.
SECOND QUARTER 2021 RESULTS
For the second quarter of 2021 when compared to the second quarter of 2020, revenue increased by 1%, or $0.3 million, resulting primarily from increases in water transport services in the Rocky Mountain and Southern divisions, offset by a decrease in water transport services in the Northeast division and a decrease in disposal services in the Southern division. Despite an increase in the average commodity prices for both crude oil and natural gas quarter over quarter, which increased 136% and 74%, respectively, over this time, new drilling and completion activities have remained low relative to the levels seen in the past. Rig count at the end of the second quarter of 2021 compared to the end of the second quarter of 2020 declined 24% in the Rocky Mountain division, 5% in the Northeast division and, offset by a 29% increase in the Southern division.

The Rocky Mountain division has experienced a significant slowdown as compared to the prior year, as evidenced by the rig count declining 24% from 21 at June 30, 2020 to 16 at June 30, 2021. The average rig count for the first quarter of 2020 was 52, representing a 69% decrease since that time. Although there was a notable increase in WTI crude oil price per barrel, which averaged $66.19 in the second quarter of 2021 versus an average of $28.00 for the same period in 2020, new drilling and completion activities have been very low versus levels seen prior to the COVID-19 pandemic. Part of this decline in activity is the result of many of the larger exploration and production companies either focusing their capital spending in other basins or having a predetermined drilling program and not looking to increase production as they focus on drilling within cash flow at the request of their investors. Revenues for the Rocky Mountain division increased by $0.6 million, or 5%, during the three months ended June 30, 2021 as compared to the three months ended June 30, 2020, primarily due to a $0.4 million, or 4% increase in water transport revenues from higher driver utilization. Company-owned trucking revenue declined 15%, or $1.2 million and third-party trucking revenue increased 145%, or $1.6 million. We continue to face a truck driver shortage in the Rocky Mountain Division similar to other areas of the country and industries. We are actively recruiting to attempt to increase our driver count. Company-owned trucking activity is more levered to production water volumes, and third-party trucking activity is more sensitive to drilling and completion activity. The principal factors in the increase in third-party trucking revenue was a small increase in revenue per rental days (approximately 25%). Our rental and landfill businesses are our two service lines most levered to drilling activity. Rental revenues increased by 11%, or $0.2 million, in the current year due to higher utilization and pricing. Our landfill revenues decreased 64%, or $0.2 million, compared to prior year due primarily to landfill being near capacity. We actively managed the facility to keep volumes low and are currently working on expanding the facility to take in additional volumes. Our salt water disposal well revenue increased $0.4 million or 33%, compared to prior year as higher completion activity and production volumes in the areas near our wells led to a 28% increase in average barrels per day disposed during the current year. Other revenue, which derives from the sale of “junk” or “slop” oil obtained through the skimming of disposal water, decreased by $0.1 million.

Revenues for the Northeast division decreased by $0.3 million, or 4%, during the second quarter of 2021 as compared to the second quarter of 2020 due to decreases in water transport services of $0.2 million, or 4%, and other revenue of $0.1 million or 41%. During the quarter the Northeast division sought to consolidate operations by identifying locations and customers that are not profitable and try to recalibrate focus on fewer and more profitable customers. Although natural gas prices per million Btu, as measured by the Henry Hub Natural Gas Index, increased 73.5% from an average of $1.70 for the three months ended June 30, 2020 to an average of $2.95 for the three months ended June 30, 2021, producers continued their drilling activities at historically low levels. The limited new drilling activities caused a 5% rig count reduction in the Northeast operating area from 40 at June 30, 2020 to 38 at June 30, 2021. For our trucking services, revenues per billed hour decreased by 5% which was a function of the increased competition and the operator focus on reducing costs. The regional driver count declined approximately 12% year over year which also contributed to the lower revenue. We continue to face a truck driver shortage in our Northeast Division similar to that seen in our Rocky Mountain Division and similarly are actively recruiting to attempt to increase our driver count. The combination of a lower rig count, water reuse and sharing and competition, contributed to the decline in disposal volumes and pricing. In addition to these factors, we chose to close our Wellsboro truck yard in Northern Pennsylvania and relocated certain trucks to other areas of operation during the second quarter. This led to a decrease in revenue as we ceased operations at that location.

The Southern division usually has experienced a lesser impact relative to the other business units from the impact of the COVID-19 downturn, driven by its focus on servicing customers who are focused on dry natural gas, which has experienced a relatively smaller impact from the downturn in commodity prices. Revenues for the Southern division remained flat during the second quarter of 2021 as compared to the second quarter of 2020, primarily due to lower disposal well volumes, whether connected to the pipeline or not, resulting from an activity slowdown in the region. Rig count increased 29% in the area, from 38 at June 30, 2020 to 49 at June 30, 2021 driving an increase in trucking revenue and an increase in volumes received in our disposal wells not connected to our pipeline by an average of 1,776 barrels per day (or 9%) during the current year. Volumes received in the disposal wells connected to the pipeline decreased by an average of 6,571 barrels per day (or 17%) during the current year.

Total costs and expenses for the second quarter of 2021 and 2020 were $32.0 million and $30.2 million, respectively. Total costs and expenses, adjusted for special items, for the second quarter of 2021 were $30.8 million, or a 6% increase, when compared with $29.1 million in the second quarter of 2020. This is primarily a result of $1.3 million of transitional costs, which include severance and stock based compensation for executives, as well as an increase in fleet-related expenses, including fuel and maintenance and repair costs and compensation costs.
Net loss for the second quarter of 2021 was $3.9 million, a decrease of $2.9 million as compared to a net loss for the second quarter of 2020 of $6.8 million. For the second quarter of 2021, the Company reported a net loss, adjusted for special items, of $6.6 million. This compares with a net loss, adjusted for special items, of $5.8 million in the second quarter of 2020.

Adjusted EBITDA for the second quarter of 2021 was a $0.2 million loss, a decrease of 109.7% as compared to adjusted EBITDA for the second quarter of 2020 of $2.5 million. The decrease is a function of the reasons discussed previously, with primary drivers being lower trucking volumes, salt water disposal volumes and rental equipment utilization in the Rocky Mountain division. Second quarter of 2021 adjusted EBITDA margin was (1)%, compared with 10% in the second quarter of 2020 driven primarily by higher operating costs during the second quarter of 2021.

YEAR-TO-DATE (“YTD”) RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2021
When compared to the six months ended 2020, 2021 revenue decreased by 22.4%, or $14.0 million. The decline in service revenue is primarily due to decreases in water transport services in the Rocky Mountain and Southern divisions, coupled with a decrease of disposal services in all three divisions. Although there was a notable increase in commodity prices for both crude oil and natural gas, which increased 69.0% and 77.9%, respectively, over this time period, the impact of COVID-19 is the main driver for the decline in demand for gasoline, diesel and jet fuel, which has led to lower drilling and completion activity with fewer rigs operating in the Rocky Mountain and Northeast divisions and significant well shut-ins primarily in the Rocky Mountain division. Further, as we saw demand for commodities begin to rise we did not see a similar rise in production. A major driver for this has been the focus of exploration and production companies on drilling within cash flow at the request of their investors, versus growing production volumes. Despite the rise in commodity prices we have not seen the typical response in activity levels experienced historically. In addition to the lack of additional production during the six months ended June 30, 2021, we have seen our fuel costs and driver costs both rise at significant rates. During the second quarter of 2021, we began reaching out to customers requesting price increases for our services to help cover these costs, but it is unclear at this time to what extent we will be successful. Rig count during the first half of 2021 compared to 2020 declined 62% in the Rocky Mountain division, 16% in the Northeast division and increased 9% in the Southern division.

The Rocky Mountain division experienced a significant slowdown, with rig count declining 24% from 37 during the six months ended June 30, 2020 to 14 during the same period in June 30, 2021. Although there was a notable increase in WTI crude oil price per barrel, which averaged $62.21 during the first half of 2021 versus an average of $36.82 for the same period in 2020, revenues for the Rocky Mountain division decreased by $10.1 million, or 28%, during the six months ended June 30, 2021 as compared to the same period in 2020 primarily due to a $4.4 million, or 19%, decrease in water transport revenues from lower trucking volumes. Third-party trucking revenue decreased 15%, or $0.7 million, and revenue from company-owned trucking revenue declined 19%, or $3.4 million. Average total billable hours were down 22% compared to the prior year. While company-owned trucking activity is more levered to production water volumes, third-party trucking activity is more sensitive to drilling and completion activity, which has declined to historically low levels, thereby resulting in meaningful revenue reduction. Our rental and landfill businesses are our two service lines most levered to drilling activity, and therefore have declined by the highest percentage versus the prior period. Rental revenues decreased by 40%, or $2.0 million, in the current year due to lower utilization resulting from a significant decline in drilling activity driving the return of rental equipment. Our landfill revenues decreased 90%, or $1.6 million, compared to the prior year primarily due to the landfill being near capacity. We actively managed the facility to keep volumes low and are currently working on expanding the facility to take in additional volumes. Our salt water disposal well revenue decreased $4.4 million, or 19%, compared to the prior year as well shut-ins and lower completion activity led to a 17% decrease in average barrels per day disposed during the current year, with water from producing wells continuing to maintain a base level of volume activity.

Revenues for the Northeast division decreased by $2.8 million, or 15%, during six months ended June 30, 2021 as compared to the same period in 2020 due to decreases in water transport services of $2.0 million, or 15%, and disposal services of $0.3 million, or 8%. Although natural gas prices per million Btu, as measured by the Henry Hub Natural Gas Index, increased 77.9% from an average of $1.81 for the six months ended June 30, 2020 to an average of $3.22 for the six months ended June 30, 2021, the rig count declined 5% in the Northeast operating area, from 40 at June 30, 2020 to 38 at June 30, 2021. This led to lower activity levels for both water transport services and disposal services. Our customers continued the industry trend of water reuse and water sharing in 2021. Water reuse inherently reduces trucking activity due to shorter hauling distances as water is being transported between well sites rather than to disposal wells. For our trucking services, total billable hours were down 8% from the prior year and pricing decreases also contributed to the decline, offset by disposal volumes increase in our salt water disposal wells of 2% in average barrels per day.
Revenues for the Southern division decreased by $1.1 million, or 13%, during the six months ended June 30, 2021 as compared to the same period in 2020. The decrease was due primarily to lower disposal well volumes both on the pipeline and for saltwater disposal assets not connected to our pipeline due in part to the winter storm in the first quarter of 2021 resulting in lost revenue days due to power outages and dangerous road conditions. Volumes received in our disposal wells not connected to our pipeline decreased by an average of 5,771 barrels per day (or 13%) during the current period and volumes received in the disposal wells connected to the pipeline decreased by an average of 16,801 barrels per day (or 22%) during the current period.

Total costs and expenses for the six months ended June 30, 2021 and 2020 were $62.6 million and $90.1 million, respectively. Total costs and expenses, adjusted for special items, for the six months ended June 30, 2021 were $61.3 million, or a 16.3% decrease, when compared with $73.2 million for the six months ended June 30, 2020. This is primarily a result of lower volumes and related costs in water transport services and disposal services and company cost cutting initiatives resulting in a 25% decrease in the number of drivers compared to the prior year period in the Rocky Mountain and Northeast divisions as well as general and administrative expenses.
Net loss for the six months ended June 30, 2021 was $11.5 million, a decrease of $18.4 million as compared to a net loss for 2020 of $29.8 million for the first half of 2020. For the first half of 2021, the Company reported a net loss, adjusted for special items, of $14.1 million. This compares with a net loss, adjusted for special items, of $13.0 million for the same period in 2020.
Adjusted EBITDA for six months ended June 30, 2021 was $1.0 million, a decrease of 123% as compared to adjusted EBITDA of $4.4 million for the same period in 2020. The decrease is a function of the reasons discussed previously, with primary drivers being lower trucking volumes, salt water disposal volumes and rental equipment utilization in the Rocky Mountain division. The year to date 2021 adjusted EBITDA margin was 2.1%, compared with 7.1% in 2020 driven primarily by declines in revenue partially offset by cost reductions in 2020.
CASH FLOW AND LIQUIDITY

Net cash used in operating activities for the six months ended June 30, 2021 was $2.4 million, mainly attributable to a gain recorded on PPP Loan forgiveness of $(4.0) million, increase of $0.1 million in accounts receivable, increase of $0.7 million in prepaid expenses, while capital expenditures net of asset sales consumed $1.1 million. Asset sales were related to unused or underutilized assets. Gross capital expenditures for the six months ended June 30, 2021 of $1.3 million primarily included the purchase of property, plant and equipment as well as expenditures to extend the useful life and productivity of our fleet, equipment and disposal wells.
Total liquidity available as of June 30, 2021 was $12.4 million. This consisted of $7.4 million of cash and $5.0 million available under our operating line of credit. As of June 30, 2021, total debt outstanding was $29.0 million, consisting of $13.0 million under our equipment term loan, $9.7 million under our real estate loan, $0.2 million under our vehicle term loan, $0.1 million for an equipment term loan and $6.9 million of finance leases for vehicle financings and real property leases, less $0.9 million of debt issuance costs.
About Nuverra
Nuverra Environmental Solutions, Inc. provides water logistics and oilfield services to customers focused on the development and ongoing production of oil and natural gas from shale formations in the United States. Our services include the delivery, collection, and disposal of solid and liquid materials that are used in and generated by the drilling, completion, and ongoing production of shale oil and natural gas. We provide a suite of solutions to customers who demand safety, environmental compliance and accountability from their service providers. Find additional information about Nuverra in documents filed with the U.S. Securities and Exchange Commission (“SEC”) at http://www.sec.gov.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. You can identify these and other forward-looking statements by the use of words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “might,” “will,” “should,” “would,” “could,” “potential,” “future,” “continue,” “ongoing,” “forecast,” “project,” “target” or similar expressions, and variations or negatives of these words.

These statements relate to our expectations for future events and time periods. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements, and any forward-looking statements contained herein are based on information available to us as of the date of this press release and our current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. Future performance cannot be ensured, and actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include, among others: the severity, magnitude and duration of the coronavirus disease 2019 ("COVID-19") pandemic and commodity market disruptions; changes in commodity prices; fluctuations in consumer trends, pricing pressures, transportation costs, changes in raw material or labor prices or rates related to our business and changing regulations or political developments in the markets in which we operate; risks associated with our indebtedness, including changes to interest rates, decreases in our borrowing availability, our ability to manage our liquidity needs and to comply with covenants under our credit facilities, including as a result of COVID-19 and oil price declines; the loss of one or more of our larger customers; delays in customer payment of outstanding receivables and customer bankruptcies; natural disasters, such as hurricanes, earthquakes and floods, pandemics (including COVID-19), acts of terrorism, or extreme weather conditions, that may impact our business locations, assets, including wells or pipelines, or distribution channels, or which otherwise disrupt our customers' operations or the markets we serve; disruptions impacting crude oil and natural gas transportation, processing, refining, and export systems, including vacated easements, environmental impact studies, forced shutdown by governmental agencies and litigation affecting the Dakota Access Pipeline; bans on drilling and fracking leases and permits on federal land; our ability to attract and retain key executives and qualified employees in strategic areas of our business; our ability to attract and retain a sufficient number of qualified truck drivers; the unfavorable change to credit and payment terms due to changes in industry condition or our financial condition, which could constrain our liquidity and reduce availability under our operating line of credit; higher than forecasted capital expenditures to maintain and repair our fleet of trucks, tanks, pipeline, equipment and disposal wells; our ability to control costs and expenses; changes in customer drilling, completion and production activities, operating methods and capital expenditure plans, including impacts due to low oil and/or natural gas prices, shut-in production, decline in operating drilling rigs, closures or pending closures of third-party pipelines or the economic or regulatory environment; risks associated with the limited trading volume of our common stock on the NYSE American Stock Exchange, including potential fluctuation in the trading prices of our common stock; risks and uncertainties associated with the potential for a further appeal of the order confirming our previously completed plan of reorganization; risks associated with the reliance on third-party analyst and expert market projections and data for the markets in which we operate that is utilized in our business strategy; present and possible future claims, litigation or enforcement actions or investigations; risks associated with changes in industry practices and operational technologies; risks associated with the operation, construction, development and closure of salt water disposal wells, solids and liquids transportation assets, landfills and pipelines, including access to additional locations and rights-of-way, permitting and licensing, environmental remediation obligations, unscheduled delays or inefficiencies and reductions in volume due to micro- and macro-economic factors or the availability of less expensive alternatives; the effects of competition in the markets in which we operate, including the adverse impact of competitive product announcements or new entrants into our markets and transfers of resources by competitors into our markets; changes in economic conditions in the markets in which we operate or in the world generally, including as a result of political uncertainty; reduced demand for our services due to regulatory or other influences related to extraction methods such as hydraulic fracturing, shifts in production among shale areas in which we operate or into shale areas in which we do not currently have operations, and shifts to reuse of water and water sharing in completion activities; the unknown future impact of changes in laws and regulation on waste management and disposal activities, including those impacting the delivery, storage, collection, transportation, and disposal of waste products, as well as the use or reuse of recycled or treated products or byproducts; and risks involving developments in environmental or other governmental laws and regulations in the markets in which we operate and our ability to effectively respond to those developments including laws and regulations relating to oil and natural gas extraction businesses, particularly relating to water usage, and the disposal and transportation of liquid and solid wastes.

The forward-looking statements contained, or incorporated by reference, herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s views as of the date of this press release. The Company undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, changes in expectations or otherwise. Additional risks and uncertainties are disclosed from time to time in the Company’s filings with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.
Contact
Nuverra Environmental Solutions, Inc.
Investor Relations
602-903-7802
ir@nuverra.com

- Tables to Follow -

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue:
Service revenue	$23,113	$22,956	$45,439	$57,427
Rental revenue	1,661	1,510	3,000	4,981
Total revenue	24,774	24,466	48,439	62,408
Costs and expenses:
Direct operating expenses	21,437	18,551	42,418	50,027
General and administrative expenses	4,844	4,445	8,371	9,369
Depreciation and amortization	5,734	7,156	11,804	15,145
Impairment of long-lived assets	—	—	—	15,579
Other, net	—	—	—
Total costs and expenses	32,015	30,152	62,593	90,120
Operating loss	(7,241)	(5,686)	(14,154)	(27,712)
Interest expense, net	(641)	(1,116)	(1,319)	(2,276)
Other income (expense), net	4,025	38	4,013	180
Reorganization items, net	—	—	—	—
Loss before income taxes	(3,857)	(6,764)	(11,460)	(29,808)
Income tax expense	—	(15)	—	(15)
Net loss	$(3,857)	$(6,779)	$(11,460)	$(29,823)

Loss per common share:
Net loss per basic common share	$(0.24)	$(0.43)	$(0.72)	$(1.89)

Net loss per diluted common share	$(0.24)	$(0.43)	$(0.72)	$(1.89)

Weighted average shares outstanding:
Basic	15,996	15,761	15,937	15,757
Diluted	15,996	15,761	15,937	15,757

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$7,374	$12,880
Restricted cash	3,323	2,820
Accounts receivable, net	15,270	15,427
Inventories	2,881	2,852
Prepaid expenses and other receivables	2,421	3,119
Other current assets	—	—
Assets held for sale	778	778
Total current assets	32,047	37,876
Property, plant and equipment, net	140,705	151,164
Operating lease assets	1,526	1,691
Equity investments	—	35
Intangibles, net	168	194
Other assets	86	106
Deferred income taxes	—	—
Long-term assets held for sale	—	—
Total assets	$174,532	$191,066
Liabilities and Shareholders’ Equity
Accounts payable	$4,851	$5,130
Accrued and other current liabilities	9,617	9,550
Current portion of long-term debt	2,269	2,433
Current contingent consideration	—	—
Total current liabilities	16,737	17,113
Long-term debt	26,740	31,673
Noncurrent operating lease liabilities	1,259	1,360
Deferred income taxes	120	120
Long-term contingent consideration	500	500
Other long-term liabilities	8,164	8,017
Total liabilities	53,520	58,783
Commitments and contingencies
Shareholders’ equity:
Preferred stock	—	—
Common stock	161	158
Additional paid-in capital	340,185	339,663
Treasury stock	(813)	(477)
Accumulated deficit	(218,521)	(207,061)
Total shareholders’ equity	121,012	132,283
Total liabilities and shareholders’ equity	$174,532	$191,066

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(11,460)	$(29,823)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
PPP Loan Forgiveness	(4,000)	—
Depreciation and amortization	11,804	15,145
Amortization of debt issuance costs, net	122	81
Stock-based compensation	525	612
Impairment of long-lived assets	—	15,579
Gain on disposal of property, plant and equipment	(300)	(342)
Bad debt (recoveries) expense	27	(160)
Deferred income taxes	—	40
Other, net	398	375
Changes in operating assets and liabilities:
Accounts receivable	130	9,772
Prepaid expenses and other receivables	698	382
Accounts payable and accrued liabilities	(277)	(2,271)
Other assets and liabilities, net	(60)	435
Net cash provided by (used in) operating activities	(2,393)	9,825
Cash flows from investing activities:
Proceeds from the sale of property, plant and equipment	247	1,548
Purchases of property, plant and equipment	(1,302)	(2,328)
Net cash used in investing activities	(1,055)	(780)
Cash flows from financing activities:
Payments on Commercial real estate loan	(280)	—
Payments on First and Second Lien Term Loans	—	(1,909)
Proceeds from Revolving Facility	—	76,202
Payments on Revolving Facility	—	(76,202)
Proceeds from PPP Loan	—	4,000
Payments on finance leases and other financing activities	(1,275)	(1,053)
Net cash used in financing activities	(1,555)	1,038
Change in cash, cash equivalents and restricted cash	(5,003)	10,083
Cash and cash equivalents, beginning of period	12,880	4,788
Restricted cash, beginning of period	2,820	922
Cash, cash equivalents and restricted cash, beginning of period	15,700	5,710
Cash and cash equivalents, end of period	7,374	15,793
Restricted cash, end of period	3,323	—
Cash, cash equivalents and restricted cash, end of period	$10,697	$15,793

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands)
(Unaudited)

This press release contains non-GAAP financial measures as defined by the rules and regulations of the United States Securities and Exchange Commission. A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations or balance sheets of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures are included in the attached financial tables.

These non-GAAP financial measures are provided because management of the Company uses these financial measures in evaluating the Company’s ongoing financial results and trends. Management uses this non-GAAP information as an indicator of business results, and evaluates overall performance with respect to such indicators. Management believes that excluding items such as acquisition expenses, amortization of intangible assets, stock-based compensation, asset impairments, restructuring charges, expenses related to litigation and resolution of lawsuits, and other charges, which may or may not be non-recurring, among other items that are inconsistent in amount and frequency (as with acquisition expenses), or determined pursuant to complex formulas that incorporate factors, such as market volatility, that are beyond our control (as with stock-based compensation), for purposes of calculating these non-GAAP financial measures facilitates a more meaningful evaluation of the Company’s current operating performance and comparisons to the past and future operating performance. The Company believes that providing non-GAAP financial measures such as EBITDA, adjusted EBITDA, adjusted net income (loss), and adjusted net income (loss) per share, in addition to related GAAP financial measures, provides investors with greater transparency to the information used by the Company’s management. These non-GAAP financial measures are not substitutes for measures of performance or liquidity calculated in accordance with GAAP and may not necessarily be indicative of the Company’s liquidity or ability to fund cash needs. Not all companies calculate non-GAAP financial measures in the same manner, and our presentation may not be comparable to the presentations of other companies.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS (continued)
(In thousands)
(Unaudited)

Reconciliation of Net Loss to EBITDA and Total Adjusted EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net loss	$(3,857)	$(6,779)	$(11,460)	$(29,823)
Depreciation and amortization	5,734	7,156	11,804	15,145
Interest expense, net	641	1,116	1,319	2,276
Income tax expense	—	15	—	15
EBITDA	2,518	1,508	1,663	(12,387)
Adjustments:
Stock-based compensation	392	322	525	612
Reorganization items, net	2	—	10	—
Transaction-related costs, net	(3,996)	915	(3,991)	889
Legal and environmental costs, net	0	0	0	(118)
(Gain) loss on disposal of assets	(211)	(242)	(265)	(342)
Impairment of long-lived assets	—	—	—	15,579
Executive and severance costs	1,050	28	1,050	174
Total Adjusted EBITDA	$(245)	$2,531	$(1,008)	$4,407

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS (continued)
(In thousands)
(Unaudited)

Reconciliation of QTD Segment Performance to Adjusted EBITDA

Three months ended June 30, 2021	Rocky Mountain	Northeast	Southern	Corporate	Total
Revenue	$12,815	$7,872	$4,087	$—	$24,774
Direct operating expenses	11,151	7,198	3,088	—	21,437
General and administrative expenses	741	326	185	3,592	4,844
Depreciation and amortization	2,293	2,282	1,148	11	5,734
Operating loss	(1,370)	(1,934)	(334)	(3,603)	(7,241)
Operating margin %	(10.7)%	(24.6)%	(8.2)%	N/A	(29.2)%
Loss before income taxes	2,510	(2,034)	(385)	(3,948)	(3,857)

Net loss	2,510	(2,034)	(385)	(3,948)	(3,857)
Depreciation and amortization	2,293	2,282	1,148	11	5,734
Interest expense, net	147	100	51	343	641
Income tax expense	—	—	—	—	—
EBITDA	$4,950	$348	$814	$(3,594)	$2,518

Adjustments, net	(4,026)	(26)	(159)	1,448	(2,763)
Adjusted EBITDA	$924	$322	$655	$(2,146)	$(245)
Adjusted EBITDA margin %	7.2%	4.1%	16.0%	N/A	(1.0)%

Three months ended June 30, 2020	Rocky Mountain	Northeast	Southern	Corporate	Total
Revenue	$12,222	$8,162	$4,082	$—	$24,466
Direct operating expenses	10,458	5,593	2,500	—	18,551
General and administrative expenses	1,524	434	240	2,247	4,445
Depreciation and amortization	2,874	2,532	1,746	4	7,156
Operating income (loss)	(2,634)	(397)	(404)	(2,251)	(5,686)
Operating margin %	(21.6)%	(4.9)%	(9.9)%	N/A	(23.2)%
Income (loss) before income taxes	(2,786)	(504)	(457)	(3,017)	(6,764)

Net income (loss)	(2,786)	(504)	(457)	(3,032)	(6,779)
Depreciation and amortization	2,874	2,532	1,746	4	7,156
Interest expense, net	190	107	53	766	1,116
Income tax expense	—	—	—	15	15
EBITDA	$278	$2,135	$1,342	$(2,247)	$1,508

Adjustments, net	935	(175)	(155)	418	1,023
Adjusted EBITDA	$1,213	$1,960	$1,187	$(1,829)	$2,531
Adjusted EBITDA margin %	9.9%	24.0%	29.1%	N/A	10.3%

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS (continued)
(In thousands)
(Unaudited)

Reconciliation of YTD Segment Performance to Adjusted EBITDA

Six months ended June 30, 2021	Rocky Mountain	Northeast	Southern	Corporate	Total
Revenue	$25,604	$15,178	$7,657	$—	$48,439
Direct operating expenses	22,514	13,851	6,053	—	42,418
General and administrative expenses	1,662	685	343	5,681	8,371
Depreciation and amortization	4,605	4,637	2,540	22	11,804
Operating loss	(3,177)	(3,995)	(1,279)	(5,703)	(14,154)
Operating margin %	(12.4)%	(26.3)%	(16.7)%	N/A	(29.2)%
Loss before income taxes	550	(4,198)	(1,381)	(6,431)	(11,460)

Net loss	550	(4,198)	(1,381)	(6,431)	(11,460)
Depreciation and amortization	4,605	4,637	2,540	22	11,804
Interest expense, net	296	203	102	718	1,319
Income tax expense	—	—	—	—	—
EBITDA	$5,451	$642	$1,261	$(5,691)	$1,663

Adjustments, net	(4,056)	(50)	(159)	1,594	(2,671)
Adjusted EBITDA	$1,395	$592	$1,102	$(4,097)	$(1,008)
Adjusted EBITDA margin %	5.4%	3.9%	14.4%	N/A	(2.1)%

Six months ended June 30, 2020	Rocky Mountain	Northeast	Southern	Corporate	Total
Revenue	$35,690	$17,956	$8,762	$—	$62,408
Direct operating expenses	30,009	13,964	6,054	—	50,027
General and administrative expenses	3,013	1,068	510	4,778	9,369
Depreciation and amortization	6,339	5,083	3,715	8	15,145
Operating loss	(15,854)	(2,159)	(4,913)	(4,786)	(27,712)
Operating margin %	(44.4)%	(12.0)%	(56.1)%	N/A	(44.4)%
Loss before income taxes	(16,041)	(2,379)	(5,020)	(6,368)	(29,808)

Net loss	(16,041)	(2,379)	(5,020)	(6,383)	(29,823)
Depreciation and amortization	6,339	5,083	3,715	8	15,145
Interest expense, net	367	220	107	1,582	2,276
Income tax expense	—	—	—	15	15
EBITDA	$(9,335)	$2,924	$(1,198)	$(4,778)	$(12,387)

Adjustments, net	13,120	(236)	3,228	682	16,794
Adjusted EBITDA	$3,785	$2,688	$2,030	$(4,096)	$4,407
Adjusted EBITDA margin %	10.6%	15.0%	23.2%	N/A	7.1%

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS (continued)
(In thousands)
(Unaudited)

Reconciliation of Special Items to Net Loss and to EBITDA and Adjusted EBITDA

	Three months ended June 30, 2021
	As Reported	Special Items		As Adjusted
Revenue	$24,774	$—		$24,774
Direct operating expenses	21,437	211	[A]	21,648
General and administrative expenses	4,844	(1,446)	[B]	3,398
Total costs and expenses	32,015	(1,235)	[C]	30,780
Operating loss	(7,241)	1,235	[C]	(6,006)
Net loss	(3,857)	(2,763)	[D]	(6,620)

Net loss	$(3,857)			$(6,620)
Depreciation and amortization	5,734			5,734
Interest expense, net	641			641
Income tax expense	—			—
EBITDA and Adjusted EBITDA	$2,518			$(245)

Description of 2021 Special Items:
[A]	Special items primarily relate to the gain on the sale of underutilized assets.
[B]	Primarily attributable to transition costs, which include but are not limited to severance and stock based compensation for executives.
[C]	Primarily includes the aforementioned adjustments.
[D]	Primarily includes the aforementioned adjustments, along with a $4.0 million gain related to PPP loan forgiveness.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS (continued)
(In thousands)
(Unaudited)

Reconciliation of Special Items to Net Loss and to EBITDA and Adjusted EBITDA

	Three months ended June 30, 2020
	As Reported	Special Items		As Adjusted
Revenue	$24,466	$—		$24,466
Direct operating expenses	18,551	236	[D]	18,787
General and administrative expenses	4,445	(1,259)	[E]	3,186
Total costs and expenses	30,152	(1,023)	[F]	29,129
Operating loss	(5,686)	1,023	[F]	(4,663)
Net loss	(6,779)	1,025	[G]	(5,754)

Net loss	$(6,779)			$(5,754)
Depreciation and amortization	7,156			7,156
Interest expense, net	1,116			1,116
Income tax expense	15			13
EBITDA and Adjusted EBITDA	$1,508			$2,531

Description of 2020 Special Items:
[D]	Special items primarily relate to the gain on the sale of underutilized assets.
[E]	Primarily attributable to transaction costs related to a discontinued project and stock-based compensation expense.
[F]	Primarily includes the aforementioned adjustments.
[G]	Primarily includes the aforementioned adjustments. Additionally, our effective tax rate for the three months ended June 30, 2020 was (0.2%) and was applied to the special items accordingly.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS (continued)
(In thousands)
(Unaudited)

Reconciliation of Special Items to Net Loss and to EBITDA and Adjusted EBITDA

	Six months ended June 30, 2021
	As Reported	Special Items		As Adjusted
Revenue	$48,439	$—		$48,439
Direct operating expenses	42,418	300	[A]	42,718
General and administrative expenses	8,371	(1,584)	[B]	6,787
Total costs and expenses	62,593	(1,284)	[C]	61,309
Operating loss	(14,154)	1,284	[C]	(12,870)
Net loss	(11,460)	(2,671)	[D]	(14,131)

Net loss	$(11,460)			$(14,131)
Depreciation and amortization	11,804			11,804
Interest expense, net	1,319			1,319
Income tax expense	—			—
EBITDA and Adjusted EBITDA	$1,663			$(1,008)

Description of 2021 Special Items:
[A]	Special items primarily relate to the gain on the sale of underutilized assets and severance costs.
[B]	Primarily attributable to transition costs, which include but are not limited to severance and stock based compensation for executives.
[C]	Primarily includes the aforementioned adjustments.
[D]	Primarily includes the aforementioned adjustments, along with a $4.0 million gain related to PPP loan forgiveness.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS (continued)
(In thousands)
(Unaudited)

Reconciliation of Special Items to Net Loss and to EBITDA and Adjusted EBITDA

	Six months ended June 30, 2020
	As Reported	Special Items		As Adjusted
Revenue	$62,408	$—		$62,408
Direct operating expenses	50,027	209	[E]	50,236
General and administrative expenses	9,369	(1,542)	[F]	7,827
Total costs and expenses	90,120	(16,912)	[G]	73,208
Operating loss	(27,712)	16,912	[G]	(10,800)
Net loss	(29,823)	16,802	[H]	(13,021)

Net loss	$(29,823)			$(13,021)
Depreciation and amortization	15,145			15,145
Interest expense, net	2,276			2,276
Income tax expense	15			7
EBITDA and Adjusted EBITDA	$(12,387)			$4,407

Description of 2020 Special Items:
[E]	Special items primarily relate to the gain on the sale of underutilized assets and severance costs.
[F]	Primarily attributable to transaction costs related to a discontinued project, stock-based compensation expense, reversal of certain prior year transaction costs related to the exploration of strategic opportunities, and severance costs.

[G]	Primarily includes the aforementioned adjustments along with long-lived asset impairment charges of $15.6 million for assets associated with the landfill in the Rocky Mountain division, trucking equipment in the Southern division and property classified as held-for-sale in the Rocky Mountain division.

[H]	Primarily includes the aforementioned adjustments. Additionally, our effective tax rate for the six months ended June 30, 2020 was (0.1%) and was applied to the special items accordingly.